Filed Pursuant to Rule 433
                                                         File No.: 333-129159-32

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

                         THE SERIES 2006-17 CERTIFICATES


              Initial        Pass-
             Principal     Through
Class        Balance(1)      Rate      Principal Types        Interest Types        CUSIP
--------------------------------------------------------------------------------------------
Offered Certificates
Class A-1   $255,020,000    5.500%   Senior, Pass-Through       Fixed Rate       94985C AA 3
Class A-2    $50,000,000    5.500%   Senior, Sequential Pay     Fixed Rate       94985C AB 1
Class A-3     $1,963,000    5.500%   Senior, Sequential Pay     Fixed Rate       94985C AC 9
Class A-4    $12,991,000    5.500%   Senior, Lockout            Fixed Rate       94985C AD 7
Class A-PO      $308,656    0.000%   Senior, Ratio Strip        Principal Only   94985C AE 5
Class A-R            $25    5.500%   Senior, Sequential Pay     Fixed Rate       94985C AF 2
Class B-1     $3,585,000    5.500%   Subordinated               Fixed Rate       94985C AG 0
Class B-2       $652,000    5.500%   Subordinated               Fixed Rate       94985C AH 8
Class B-3       $489,000    5.500%   Subordinated               Fixed Rate       94985C AJ 4
Non-Offered Certificates
Class B-4       $326,000    5.500%   Subordinated               Fixed Rate       94985C AK 1
Class B-5       $326,000    5.500%   Subordinated               Fixed Rate       94985C AL 9
Class B-6       $326,798    5.500%   Subordinated               Fixed Rate       94985C AM 7


------------------------
(1)   Approximate. The initial principal balances are subject to adjustment.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

      first, to the Class A-R Certificates; and

      second, concurrently, as follows:

      (a) approximately 79.7002256433% to the Class A-1 Certificates; and

      (b) approximately 20.2997743567%, sequentially, as follows:

            (i) to the Class A-4 Certificates, up to the Priority Amount for such Distribution Date; and

            (ii) sequentially, to the Class A-2, Class A-3 and Class A-4 Certificates.

      The "Priority Amount" for any Distribution Date means the sum of (a) the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the Scheduled Principal Amount and (b) the product of (i) the Priority Percentage,
(ii) the Prepayment Shift Percentage and (iii) the Unscheduled Principal Amount.

      The "Priority Percentage" means the Principal Balance of the Class A-4 Certificates divided by the sum of the Principal Balances of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates.

      The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount."

      The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount."

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                                  Shift Percentage
-------------------------------------------------------------   ----------------
November 2006 through October 2011                                            0%
November 2011 and thereafter                                                100%

      The "Prepayment Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                                                Prepayment Shift
Distribution Date Occurring In                                     Percentage
-------------------------------------------------------------   ----------------
November 2006 through October 2011                                            0%
November 2011 through October 2012                                           30%
November 2012 through October 2013                                           40%
November 2013 through October 2014                                           60%
November 2014 through October 2015                                           80%
November 2015 and thereafter                                                100%